Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Executive Overview

We are a leading business solutions provider to consumer goods manufacturers and retailers. Our customizable suite of technology-enabled sales and marketing solutions is designed to help manufacturers and retailers across a broad range of channels drive consumer demand, increase sales and achieve operating efficiencies.

We have two reportable segments: sales and marketing.

Within the sales segment, which generated approximately 52% of our total revenues in the year ended December 31, 2019 and 66% of our total revenues in the nine months ended September 30, 2020, we offer headquarter sales representation services to consumer goods manufacturers, for whom we prepare and present to retailers a business case to increase distribution of manufacturers’ products and optimize how they are displayed, priced and promoted. We also make in-store merchandising visits for both manufacturer and retailer clients to ensure the products we represent are adequately stocked and properly displayed.

Through our marketing segment, which generated approximately 48% of our total revenues in the year ended December 31, 2019 and 34% of our total revenues in the nine months ended September 30, 2020, we help brands and retailers reach consumers through two main categories within the marketing segment. The first and largest is our retail experiential business, also known as in-store sampling or demonstrations, where we create manage highly customized large scale sampling programs (both in-store and online) for leading retailers. The second business is our collection of specialized agency businesses, in which we provide private label services to retailers and develop granular marketing programs for brands and retailers through our shopper, consumer and digital marketing agencies.

Recent Developments

Business Combination with Conyers Park

On September 7, 2020 we entered into an agreement and plan of merger (as amended, modified, supplemented or waived, the “Merger Agreement”), with Conyers Park II Acquisition Corp., now known as Advantage Solutions, Inc. (“Conyers Park”), CP II Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Conyers Park (“Merger Sub”), and Karman Topco L.P., a Delaware limited partnership (“Topco”).

In September 2020 and in connection with its entry into the Merger Agreement, Conyers Park entered into subscription agreements (collectively, the “Subscription Agreements”) pursuant to which certain investors, including the Sponsor and participating equityholders of Topco (the “Advantage Sponsors”), agreed to purchase Common Stock at a purchase price of $10.00 per share (the “PIPE Investment”).

On October 27, 2020, Conyers Park held a special meeting of stockholders (the “Special Meeting”), at which the Conyers Park stockholders considered and adopted, among other matters, a proposal to approve the business combination, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements. Pursuant to the terms of the Merger Agreement, following the Special Meeting, on October 28, 2020 (the “Closing Date”), Merger Sub was merged with and into the Company with the Company being the surviving company in the merger (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). On the Closing Date, the PIPE Investment was consummated, and

85,540,000 shares of Common Stock were sold for aggregate gross proceeds of $855.4 million. Of the 85,540,000, the Sponsor and the Advantage Sponsors acquired 35,540,000 shares of Common Stock, and other purchasers acquired 50,000,000 shares of Common Stock.

Holders of 32,114,818 shares of Conyers Park’s Class A common stock (“Common Stock”) sold in its initial public offering properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from Conyers Park’s initial public offering, calculated as of two business days prior to the consummation of the business combination, $10.06 per share, or $323.1 million in the aggregate (collectively, the “Redemptions”).

As a result of the Merger, among other things, pursuant to the Merger Agreement, Conyers Park issued to Topco, as sole stockholder of Advantage prior to the Merger, an aggregate consideration equal to (a) 203,750,000 shares of Common Stock, and (b) 5,000,000 shares of Common Stock that will remain subject to forfeiture unless and until vesting upon the achievement of a market performance condition described further in the Proxy Statement.

After giving effect to the Transactions, the Redemptions, and the consummation of the PIPE Investment, there were currently 313,425,182 shares of Common Stock issued and outstanding as of the Closing Date. The Common Stock and outstanding warrants of Conyers Park (renamed “Advantage Solutions Inc.”) commenced trading on the Nasdaq Stock Market under the symbols “ADV” and “ADVWW”, respectively, on October 29, 2020.

As noted above, an aggregate of $323.1 million was paid from the Conyers Park’s trust account to holders in connection with the Redemption, and the remaining balance immediately prior to the closing of the Transactions of approximately $131.2 million remained in the trust account. The remaining amount in the trust account was used to fund the Transactions, including the entry into the New Senior Secured Credit Facilities.

In connection with the Merger, the Company repaid and terminated the Credit Facilities, at a total cost of $86.0 million. This amount was repaid by the Company in a combination of (i) cash on hand, (ii) proceeds from certain private investments in the Company’s common stock, (iii) the entry by Advantage Sales & Marketing, Inc., a wholly owned subsidiary of the Company (“ASM”), into (a) a new senior secured asset-based revolving credit facility, which permits borrowing in an aggregate principal amount of up to $400.0 million, subject to borrowing base capacity (the “New Revolving Credit Facility”), of which $100.0 million of principal amount was borrowed as of October 28, 2020, and (b) a new secured first lien term loan credit facility in an aggregate principal amount of $1.325 billion (the “New Term Loan Facility” and, together with the New Revolving Credit Facility, the “New Senior Secured Credit Facilities”), and (iv) the issuance by Advantage Solutions FinCo LLC, a direct subsidiary of ASM (“Finco”), of $775.0 million aggregate principal amount of 6.50% Senior Secured Notes due 2028 (the “Senior Secured Notes”).

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Conyers Park will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the current stockholder of the Company, Topco, having a relative majority of the voting power of the combined entity, the operations of the Company prior to the Merger comprising the only ongoing operations of the combined entity, and senior management of the Company comprising the senior management of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of the Company with the acquisition being treated as the equivalent of the Company issuing stock for the net assets of Conyers Park, accompanied by a recapitalization. The net assets of Conyers Park will be stated at historical cost, with no goodwill or other intangible assets recorded.

Impacts of the COVID-19 Pandemic

The COVID-19 pandemic has had, and is likely to continue to have, a severe and unprecedented impact on the world. Measures to prevent its spread, including government-imposed restrictions on large gatherings, closures of face-to-face events, “shelter in place” health orders and travel restrictions have had a significant effect on certain of our business operations. In response to these business disruptions, we have taken several actions including reducing certain of our discretionary expenditures, eliminating non-essential travel, terminating or amending certain office leases, furloughing or instituting pay reductions and deferrals or terminations for some of our employees, particularly with respect to COVID-19 impacted operations.

These measures to prevent the spread of COVID-19 have adversely impacted certain areas of our business operations, including our in-store sampling, foodservice and European operations. Most notably, we temporarily suspended all in-store sampling in all U.S. locations starting in March and April as well as in certain international locations. More recently, we have started to re-open in-store sampling activities in certain retailers in certain geographies on a prudent, phased basis. While the restrictions relating to in-store sampling services have materially and adversely affected our results of operations in the third quarter, we have been successful in growing other adjacent services in our experiential marketing business such as online grocery pick-up sampling and virtual product demonstrations, both of which have seen increased adoption and demand.

We have also experienced a positive impact in our headquarter sales and private label services where, due to the large increase in consumer purchases at retail to support incremental at-home consumption, our operations have experienced a favorable increase in volume and demand. Additionally, our e-commerce services have benefited due to the increase in consumer purchasing with online retailers.

These differing impacts are reflected in our financial results for the nine months ended September 30, 2020. Compared to the nine months ended September 30, 2019, revenues, operating (loss) income and Adjusted EBITDA for our sales segment increased 5.2%, 8.8% and 21.8% in the nine months ended September 30, 2020, respectively, while revenues, operating (loss) income and Adjusted EBITDA for our marketing segment decreased 40.5%, 52.7% and 38.9% in the nine months ended September 30, 2020, respectively.

We also took various measures during the nine months ended September 30, 2020 to strengthen liquidity. For example, in accordance with the CARES Act, we have deferred the deposit and payment of our portion of Social Security taxes. We have also received government aid from various countries in support of our local operations, including a government loan from Japan. Also, following September 30, 2020, we consummated the Merger with Conyers Park and the related Transactions, including the refinancing of our existing indebtedness through the entry into the New Senior Secured Credit Facilities and the issuance of the Senior Secured Notes. As of September 30, 2020, we had $486.4 million in cash and cash equivalents. See “ —Liquidity and Capital Resources.”

We expect the ultimate significance of the impact of the pandemic on our financial condition, results of operations, or cash flows will be dictated by the length of time that such circumstances continue, which will depend on the currently unknowable extent and duration of the COVID-19 pandemic and the nature and effectiveness of governmental and public actions taken in response.

Summary

Our financial performance for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019 includes:

•	revenues decreased by $466.9 million, or 16.8%, to $2,305.3 million;

•	operating income decreased by $19.6 million, or 14.1%, to $120.0 million;

•	net loss decreased by $11.7 million, or 33.9%, to $22.8 million; and

•	Adjusted EBITDA decreased by $5.1 million, or 1.4%, to $354.6 million.

We completed three business acquisitions during the nine months ended September 30, 2020, including two sales agencies, which have been incorporated into our sales segment and a marketing agency, which has been incorporated into our marketing segment. The aggregate purchase price for these acquisitions was $72.1 million, of which $51.4 million was paid in cash, $17.2 million in contingent consideration and $3.5 million in holdbacks.

Factors Affecting Our Business and Financial Reporting

There are a number of factors, in addition to the impact of the ongoing COVID-19 pandemic, that affect the performance of our business and the comparability of our results from period to period including:

•

Organic Growth. Part of our strategy is to generate organic growth by expanding our existing client relationships, continuing to win new clients, pursuing channel expansion and new industry opportunities, enhancing our digital technology solutions, developing our international platform, delivering operational efficiencies and expanding into logical adjacencies. We believe that by pursuing these organic growth opportunities we will be able to continue to enhance our value proposition to our clients and thereby grow our business.

•

Acquisitions. We have grown and expect to continue to grow our business in part by acquiring quality businesses, both domestic and international. In December 2017, we completed the acquisition of Daymon Worldwide Inc.(“Daymon”), a leading provider of retailer-centric services, including private label development and management, merchandising and experiential marketing services. In addition to the acquisition of Daymon, we have completed 63 acquisitions since January 2014, ranging in purchase price from approximately $0.3 million to $98.5 million. Many of our acquisition agreements include contingent consideration arrangements, which are described below. We have completed acquisitions at what we believe are attractive purchase prices and have regularly structured our agreements to result in the generation of long-lived tax assets, which have in turn reduced our effective purchase prices when incorporating the value of those tax assets. We continue to look for strategic and tuck-in acquisitions that can be completed at attractive purchase prices

•

Contingent Consideration. Many of our acquisition agreements include contingent consideration arrangements, which are generally based on the achievement of financial performance by the operations attributable to the acquired businesses. The contingent consideration arrangements are based upon our valuations of the acquired businesses and are intended to share the investment risk with sellers if projected financial results are not achieved. The fair values of these contingent consideration arrangements are included as part of the purchase price of the acquired companies on their respective acquisition dates. For each transaction, we estimate the fair value of contingent consideration payments as part of the initial purchase price. We review and assess the estimated fair value of contingent consideration on a quarterly basis, and the updated fair value could differ materially from the initial estimates. Changes in the estimated fair value of contingent consideration liabilities related to the time component of the present value calculation are reported in “Interest expense, net.” Adjustments to the estimated fair value related to changes in all other unobservable inputs are reported in “Selling, general and administrative expenses” in the Consolidated Statements of Comprehensive (Loss) Income.

•

Depreciation and Amortization. As a result of the acquisition of Advantage Sales & Marketing Inc. by Topco on July 25, 2014 (the “2014 Topco Acquisition”), we acquired significant intangible assets, the value of which is amortized, on a straight-line basis, over 15 years from the date of the 2014 Topco Acquisition, unless determined to be indefinite-lived. The amortization of such intangible assets recorded in our consolidated financial statements has a significant impact on our operating income (loss) and net income (loss). Our historical acquisitions have increased, and future acquisitions likely will increase, our intangible assets. We do not believe the amortization expense associated with the intangibles created from our purchase accounting adjustments reflect a material economic cost to our business. Unlike depreciation expense which has an economic cost reflected by the fact that we must re-invest in property and equipment to maintain the asset base delivering our results of operations, we do not have any capital re-investment requirements associated with the acquired intangibles, such as client relationships and trade names, that comprise the majority of the finite-lived intangibles that create our amortization expense.

•

Foreign Exchange Fluctuations. Our financial results are affected by fluctuations in the exchange rate between the U.S. dollar and other currencies, primarily the Canadian dollar, Euro and British pound sterling, due to our operations in such foreign jurisdictions. See also “ —Quantitative and Qualitative Disclosure of Market Risk—Foreign Currency Risk.”

•

Seasonality. Our quarterly results are seasonal in nature, with the fourth quarter typically generating a higher proportion of our revenues than other fiscal quarters, as a result of higher consumer spending. We generally record slightly lower revenues in the first quarter of each year, as our clients begin to roll out new programs for the year, and consumer spending generally is less in the first quarter than other quarters. Timing of our clients’ marketing expenses, associated with marketing campaigns and new product launches, can also result in fluctuations from one quarter to another.

How We Assess the Performance of Our Business

Revenues

Revenues related to our sales segment are primarily comprised of commissions, fee-for-service and cost-plus fees for providing retail services, category and space management, headquarter relationship management, technology solutions and administrative services. A small portion of our arrangements include performance incentive provisions, which allow us to earn additional revenues on our performance relative to specified quantitative or qualitative goals. We recognize the incentive portion of revenues under these arrangements when the related services are transferred to the customer.

Marketing segment revenues are primarily recognized in the form of a fee-for-service (including retainer fees, fees charged to clients based on hours incurred, project-based fees or fees for executing in-person consumer engagements or experiences, which engagements or experiences we refer to as events), commissions or on a cost-plus basis, in each case, related to services including experiential marketing, shopper and consumer marketing services, private label development or our digital, social and media services.

Given our acquisition strategy, we analyze our financial performance, in part, by measuring revenue growth in two ways—revenue growth attributable to organic activities and revenue growth attributable to acquisitions, which we refer to as organic revenues and acquired revenues, respectively.

We define organic revenues as any revenues that are not acquired revenues. Our organic revenues exclude the impacts of acquisitions and divestitures, when applicable, which improves comparability of our results from period to period.

In general, when we acquire a business, the acquisition includes a contingent consideration arrangement (e.g., an earn-out provision) and, accordingly, we separately track the financial performance of the acquired business. In such cases, we consider revenues generated by such a business during the 12 months following its acquisition to be acquired revenues. For example, if we completed an acquisition on July 1, 2018 for a business that included a contingent consideration arrangement, we would consider revenues from the acquired business from July 1, 2018 to June 30, 2019 to be acquired revenues. We generally consider growth attributable to the financial performance of an acquired business after the 12-month anniversary of the date of acquisition to be organic.

In limited cases, including the acquisition of Daymon, when the acquisition of an acquired business does not include a contingent consideration arrangement, or we do not separately track the financial performance of the acquired business due to operational integration, we consider the revenues that the business generated in the 12 months prior to its acquisition to be our acquired revenues for the 12 months following its acquisition, and any differences in revenues actually generated during the 12 months after its acquisition to be organic. For example, if we completed an acquisition on July 1, 2018 for a business that did not include a contingent consideration arrangement, we would consider the amount of revenues from the acquired business from July 1, 2017 to June 30, 2018 to be acquired revenues during the period from July 1, 2018 to June 30, 2019, with any differences from that amount actually generated during the latter period to be organic revenues.

All revenues generated by our acquired businesses are considered to be organic revenues after the 12-month anniversary of the date of acquisition.

When we divest a business, we consider the revenues that the divested business generated in the 12 months prior to its divestiture to be subtracted from acquired revenues for the 12 months following its divestiture. For example, if we completed a divestiture on July 1, 2018 for a business, we would consider the amount of revenues from the divested business from July 1, 2017 to June 30, 2018 to be subtracted from acquired revenues during the period from July 1, 2018 to June 30, 2019.

We measure organic revenue growth and acquired revenue growth by comparing the organic revenues or acquired revenues, respectively, period over period, net of any divestitures.

Cost of Revenues

Our cost of revenues consists of both fixed and variable expenses primarily attributable to the hiring, training, compensation and benefits provided to both full-time and part-time associates, as well as other project-related expenses. A number of costs associated with our associates are subject to external factors, including inflation, increases in market specific wages and minimum wage rates at federal, state and municipal levels and minimum pay levels for exempt roles. Additionally, when we enter into certain new client relationships, we may experience an initial increase in expenses associated with hiring, training and other items needed to launch the new relationship.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of salaries, payroll taxes and benefits for corporate personnel. Other overhead costs include information technology, occupancy costs for corporate personnel, professional services fees, including accounting and legal services, and other general corporate expenses. Additionally, included in selling, general and administrative expenses are costs associated with the changes in fair value of the contingent consideration of acquisitions and other acquisition-related costs. Acquisition-related costs are comprised of fees related to change of equity ownership, transaction costs, professional fees, due diligence and integration activities.

We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

Interest Expense

Interest expense relates primarily to borrowings under our First Lien Credit Agreement (including the Revolving Credit Facility) and Second Lien Credit Agreement as described below. See “ —Liquidity and Capital Resources.”

Depreciation and Amortization

Amortization Expense

Included in our depreciation and amortization expense is amortization of acquired intangible assets. We have ascribed value to identifiable intangible assets other than goodwill in our purchase price allocations for companies we have acquired. These assets include, but are not limited to, client relationships and trade names. To the extent we ascribe value to identifiable intangible assets that have finite lives, we amortize those values over the estimated useful lives of the assets. Such amortization expense, although non-cash in the period expensed, directly impacts our results of operations. It is difficult to predict with any precision the amount of expense we may record relating to future acquired intangible assets.

As a result of the 2014 Topco Acquisition, we acquired significant intangible assets, the value of which is amortized, on a straight-line basis, over 15 years from the date of the 2014 Topco Acquisition, unless determined to be indefinite-lived. We recognized a non-cash intangible asset impairment charge of $580.0 million during the year ended December 31, 2018, related to our sales trade name resulting from the 2014 Topco Acquisition considered to be indefinite lived. The impairment charge has been reflected in “Impairment of goodwill and indefinite-lived assets” in our Consolidated Statements of Comprehensive (Loss) Income, in addition to a $652.0 million non-cash goodwill impairment charge in the sales reporting unit.

Depreciation Expense

Depreciation expense relates to the property and equipment that we own, which represented less than 1% of our total assets at September 30, 2020.

Income Taxes

Income tax (benefit) expense and our effective tax rates can be affected by many factors, including state apportionment factors, our acquisition strategy, tax incentives and credits available to us, changes in judgment regarding our ability to realize our deferred tax assets, changes in our worldwide mix of pre-tax losses/earnings, changes in existing tax laws and our assessment of uncertain tax positions.

Cash Flows

We have positive cash flow characteristics, as described below, due to the limited required capital investment in the fixed assets and working capital needs to operate our business in the normal course. See “ —Liquidity and Capital Resources.”

Prior to the consummation of the Transactions (including our entry into the New Senior Secured Credit Facilities), our principal sources of liquidity have been cash flows from operations, borrowings under the Revolving Credit Facility (as herein defined) and other debt. Following the Transactions, our principal sources of liquidity will be cash flows from operations, borrowings under the New Revolving Credit Facility, and other debt. Our principal uses of cash are operating expenses, working capital requirements, acquisitions and repayment of debt.

Adjusted EBITDA and Adjusted EBITDA by Segment

Adjusted EBITDA and Adjusted EBITDA by segment are supplemental financial measures of our operating performance that are not recognized under GAAP. Adjusted EBITDA means net income (loss) before (i) interest expense, net, (ii) (benefit from) provision for income taxes, (iii) depreciation, (iv) impairment of goodwill and indefinite-lived assets, (v) amortization of intangible assets, (vi) private equity sponsors’ management fees and equity-based compensation expense, (vii) fair value adjustments of contingent consideration related to acquisitions, (viii) acquisition-related expenses, (ix) costs associated with COVID-19, net of benefits received, (x) EBITDA for economic interests in investments, (xi)

restructuring expenses, (xii) litigation expenses, (xiii) (Recovery from) loss on Take 5, (xiv) costs associated with the Take 5 Matter and (xv) other adjustments that management believes are helpful in evaluating our operating performance.

We present Adjusted EBITDA and Adjusted EBITDA by segment because they are key operating measures used by us to assess our financial performance. These measures adjust for items that we believe do not reflect the ongoing operating performance of our business, such as certain noncash items, unusual or infrequent items or items that change from period to period without any material relevance to our operating performance. We evaluate these measures in conjunction with our results according to GAAP because we believe they provide a more complete understanding of factors and trends affecting our business than GAAP measures alone. Furthermore, the agreements governing our indebtedness contain covenants and other tests based on measures substantially similar to Adjusted EBITDA. None of Adjusted EBITDA or Adjusted EBITDA by segment should be considered as an alternative for our most directly comparable measure presented on a GAAP basis.

The most directly comparable GAAP measure to each of Adjusted EBITDA is net income (loss). For a reconciliation of Adjusted EBITDA to net income (loss) and Adjusted EBITDA by segment to operating income (loss), see below.

Adjusted Net Income

Adjusted Net Income is a non-GAAP financial measure. Adjusted Net Income means net (loss) income before (i) impairment of goodwill and indefinite-lived assets, (ii) amortization of intangible assets, (iii) private equity sponsors’ management fees and equity-based compensation expense, (iv) fair value adjustments of contingent consideration related to acquisitions, (v) acquisition-related expenses, (vi) costs associated with COVID-19, net of benefits received, (vii) EBITDA for economic interests in investments, (viii) restructuring expenses, (ix) litigation expenses, (x) (Recovery from) loss on Take 5, (xi) costs associated with the Take 5 Matter, (xii) other adjustments that management believes are helpful in evaluating our operating performance, and (xiii) related tax adjustments.

We present Adjusted Net Income because we use it as a supplemental measure to evaluate the performance of our business in a way that also considers our ability to generate profit without the impact of items that we do not believe are indicative of our operating performance or are unusual or infrequent in nature and aid in the comparability of our performance from period to period. Adjusted Net Income should not be considered as an alternative for our most directly comparable measure presented on a GAAP basis.

The most directly comparable GAAP measure to Adjusted Net Income is net income (loss). For a reconciliation of Adjusted Net Income to net income (loss), see below.

Take 5 Matter

On April 1, 2018, we acquired certain assets and liabilities of Take 5 for total consideration of $81.6 million, including the fair value of contingent consideration of $4.6 million and holdback liabilities of $0.8 million. As a result of a review of internal allegations related to inconsistency of data provided by Take 5 to its clients, we commenced an investigation into Take 5’s operations. In July 2019, as a result of our investigation, we determined that revenues during the fiscal year ended December 31, 2018 attributable to the Take 5 business had been recognized for services that were not performed on behalf of clients of Take 5 and that inaccurate reports were made to Take 5 clients about those services. As a result of our investigation into Take 5, in July 2019, we terminated all operations of Take 5, including the use of its associated trade names and the offering of its services to its clients and are offering refunds to Take 5 clients of collected revenues attributable to Take 5 since our acquisition of Take 5.

As a result of the Take 5 Matter, we determined that Take 5’s reported revenues were improperly recognized during the year ended December 31, 2018. We also determined that the amounts previously assigned to the assets of Take 5 acquired on the acquisition date had been improperly established based on inaccurate assumptions as to the fair value of the assets acquired.

We also voluntarily disclosed information about the misconduct at Take 5 to the United States Attorney’s Office and the Federal Bureau of Investigation and committed to cooperate in any governmental investigation, and we are currently in arbitration proceedings with the sellers of Take 5, in which both us and the sellers of Take 5 have brought claims against each other.

As a result of the Take 5 Matter, we may be subject to a number of harms, risks and uncertainties, including substantial unanticipated costs for accounting and legal fees in connection with or related to the Restatement, potential lawsuits by clients or other interested parties who claim to have been harmed by the misconduct at Take 5, other related costs and fees (in excess of the amounts already being offered as refunds), potential resulting governmental investigations and a reduction in our current and anticipated revenues. In addition, if we do not prevail in any litigation or governmental investigation related to these matters, we could be subject to costs related to such litigation or governmental investigation, including equitable relief, civil monetary damages, treble damages, repayment or criminal penalties, which may not be covered by insurance or may materially increase our insurance costs. We have incurred and will continue to incur additional substantial defense and investigation costs regardless of the outcome of any such litigation or governmental investigation. In addition, there can be no assurance to what degree, if any, we will be able to recover any such costs or damages from the former owners of Take 5, or whether such former owners of Take 5 engaged in further unknown improper activities that may subject us to further costs or damages, including potential reputational harm.

The Take 5 Matter may lead to additional harms, risks and uncertainties for us, including litigation and governmental investigations, a reduction in our current or anticipated revenues, a potential deterioration in our relationships or reputation and a loss in investor confidence.

In connection with the Take 5 Matter, we have removed previously recognized revenues of $18.7 million for the year ended December 31, 2018, attributable to the Take 5 business. Additionally, we recognized a $79.2 million loss on Take 5 in our Statement of Comprehensive (Loss) Income during the year ended December 31, 2018, representing the $76.2 million in cash we paid for Take 5, together with restated acquired liabilities of $3.0 million.

During the three months ended September 30, 2020 and 2019, the Selling, general and administrative expenses attributable to Take 5 was $1.2 million and $6.3 million, respectively.

During the nine months ended September 30, 2020 and 2019, the Selling, general and administrative expenses attributable to Take 5 was $2.8 million and $15.0 million, respectively.

For the nine months ended September 30, 2020 and 2019, we incurred $2.8 million and $6.3 million, respectively, of costs associated with the investigation and remediation activities, primarily, professional fees and other related costs.

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Historical operating costs of Take 5	$—	$—	$—	$8,648
Investigation related costs	1,386	3,484	2,346	3,484
Remediation actions and other related cost	(167)	2,860	473	2,860

Total cost associated with Take 5 Matter	$1,219	$6,344	$2,819	$14,992

On May 15, 2020, we received $7.7 million from our representation and warranty insurance policy related to the acquisition of Take 5 for claims related to the Take 5 Matter, the maximum aggregate recovery under the policy.

Results of Operations for the Three Months Ended and Nine Months Ended September 30, 2020 and 2019

	Three Months Ended September 30,				Nine Months Ended September 30,
(amounts in thousands)	2020		2019		2020		2019

Revenues	$784,345	100.0%	$981,682	100.0%	$2,305,284	100.0%	$2,772,187	100.0%
Cost of revenues	625,363	79.7%	809,243	82.4%	1,881,979	81.6%	2,323,341	83.8%
Selling, general, and administrative expenses	11,855	1.5%	38,042	3.9%	133,480	5.8%	134,786	4.9%
Recovery from Take 5	—	0.0%	—	0.0%	(7,700)	(0.3)%	—	0.0%
Depreciation and amortization	58,556	7.5%	57,872	5.9%	177,513	7.7%	174,424	6.3%

Total expenses	695,774	88.7%	905,157	92.2%	2,185,272	94.8%	2,632,551	95.0%

Operating income	88,571	11.3%	76,525	7.8%	120,012	5.2%	139,636	5.0%
Interest expense, net	48,243	6.2%	57,762	5.9%	151,558	6.6%	178,471	6.4%

Income (loss) before income taxes	40,328	5.1%	18,763	1.9%	(31,546)	(1.4)%	(38,835)	(1.4)%
Provision for (benefit from) income taxes	3,623	0.5%	(3,968)	(0.4)%	(8,714)	(0.4)%	(4,277)	(0.2)%

Net income (loss)	$36,705	4.7%	$22,731	2.3%	$(22,832)	(1.0)%	$(34,558)	(1.2)%

Other Financial Data
Adjusted Net Income(1)	$65,607	8.4%	$65,825	6.7%	$131,258	5.7%	$108,495	3.9%
Adjusted EBITDA(1)	$136,253	17.4%	$144,862	14.8%	$354,648	15.4%	$359,733	13.0%

(1)

Adjusted EBITDA and Adjusted Net Income are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted Net Income and reconciliations of net (loss) income to Adjusted EBITDA and Adjusted Net Income, see “—Non-GAAP Financial Measures.”

Comparison of the Three Months Ended September 30, 2020 and 2019

Revenues

	Three Months Ended September 30,		Change
(amounts in thousands)	2020	2019	$	%

Sales	$542,062	$503,335	$38,727	7.7%
Marketing	242,283	478,347	(236,064)	(49.3)%

Total revenues	$784,345	$981,682	$(197,337)	(20.1)%

Total revenues decreased by $197.3 million, or 20.1%, during the three months ended September 30, 2020, as compared to the three months ended September 30, 2019.

In the sales segment, revenues increased $38.7 million, of which $9.6 million were revenues from acquired businesses during the three months ended September 30, 2020 as compared to the three months ended September 30, 2019. Excluding revenues from acquired businesses, the segment experienced an increase of $29.2 million in organic revenues. The increase in revenues was primarily driven by the continued growth of our headquarter sales and retail merchandising services for clients in traditional channels along with growth in our digital commerce services, primarily due to a combination of new client wins and increased digital commerce needs due to the COVID-19 pandemic. These were partially offset by weakness in both our food service and our European businesses due to the temporary closures affecting those industries and locations and other adverse impacts of the COVID-19 pandemic has had on these services.

In the marketing segment, revenues declined $236.1 million, which includes a $4.5 million increase in revenues from acquired businesses, net of divestitures during the three months ended September 30, 2020 as compared to the three months ended September 30, 2019. Excluding revenues from acquired businesses, the segment experienced a decline of $240.5 million in organic revenues. The decrease in revenues was primarily due to the temporary suspension of certain in-store sampling services earlier in the year as a result of the COVID-19 pandemic.

Cost of Revenues

Cost of revenues as a percentage of revenues for the three months ended September 30, 2020 was 79.7%, as compared to 82.4% for the three months ended September 30, 2019. The decrease as a percentage of revenues was largely attributable to the change in the revenue mix of our services, as well as an increase in commission-based revenues as a result of increased food purchases at retail stores, the temporary suspension of certain in-store demonstration services and a temporary reduction of travel related expenses as a result of the COVID-19 pandemic.

Selling, General and Administrative Expenses

Selling, general and administrative expenses as a percentage of revenues for the three months ended September 30, 2020 was 1.5%, as compared to 3.9% for the three months ended September 30, 2019. The decrease as a percentage of revenues for the three months ended September 30, 2020 was primarily attributable to a favorable settlement of lease liability obligations for certain exited leases, net of termination fees paid, the decrease in costs associated with the Take 5 Matter and the change in fair value adjustments related to contingent consideration.

Depreciation and Amortization Expense

Depreciation and amortization expense increased $0.7 million, or 1.2%, to $58.6 million for the three months ended September 30, 2020, from $57.9 million for the three months ended September 30, 2019. The increase was primarily attributable to the depreciation and amortization of additional intangibles from recently acquired businesses.

Operating Income

	Three Months Ended September 30,		Change
(amounts in thousands)	2020	2019	$	%

Sales	$60,205	$48,077	$12,128	25.2%
Marketing	28,366	28,448	(82)	(0.3)%

Total operating income	$88,571	$76,525	$12,046	15.7%

In the sales segment, the increase in operating income during the three months ended September 30, 2020 was primarily attributable to the growth in revenues in the sales segment as described above.

In the marketing segment, operating income remained flat during the three months September 30, 2020 compared to the three months ended September 30, 2019 as a result of the decrease in revenues described above being offset by the favorable settlement of lease liability obligations for exited leases, net of termination fees paid, the decrease in costs associated with the Take 5 Matter and the change in fair value adjustments related to contingent consideration.

Interest Expense, Net

Interest expense, net decreased $9.5 million, or 16.5%, to $48.2 million for the three months ended September 30, 2020, from $57.8 million for the three months ended September 30, 2019

The decrease in interest expense, net was primarily due to a decrease in interest rates applicable to certain indebtedness for the three months ended September 30, 2020 as compared to the three months ended September 30, 2019.

Provision for (Benefit from) Income Taxes

Provision for income taxes was $3.6 million for the three months ended September 30, 2020, as compared to a benefit from income taxes of $4.0 million for the three months ended September 30, 2019. The fluctuation was primarily attributable to a greater consolidated pre-tax income for the three months ended September 30, 2020 and variations in our forecasted annual effective tax rate.

Net Income (Loss)

The increase in net income for the three months ended September 30, 2020 was primarily attributable to the changes described in selling, general and administrative expenses above, decreased interest expense, offset by provision for income taxes.

Adjusted Net Income

The decrease in Adjusted Net Income for the three months ended September 30, 2020 was primarily attributable to the decrease in revenues noted above offset by a decrease in interest expense.

Adjusted EBITDA and Adjusted EBITDA by Segment

	Three Months Ended September 30,		Change
(amounts in thousands)	2020	2019	$	%

Sales	$101,926	$86,046	$15,880	18.5%
Marketing	34,327	58,816	(24,489)	(41.6)%

Total Adjusted EBITDA	$136,253	$144,862	$(8,609)	(5.9)%

Adjusted EBITDA decreased $8.6 million, or 5.9%, to $136.3 million for the three months ended September 30, 2020, from $144.9 million for the three months ended September 30, 2019.

The decrease in Adjusted EBITDA was primarily attributable to the decline in revenues in the marketing segment primarily due to the temporary suspension of certain in-store sampling services partially offset by the growth in revenues in the sales segment with favorable margin contributions from our headquarter sales services as described above.

Comparison of the Nine Months Ended September 30, 2020 and 2019

Revenues

	Nine Months Ended September 30,		Change
(amounts in thousands)	2020	2019	$	%

Sales	$1,510,099	$1,434,868	$75,231	5.2%
Marketing	795,185	1,337,319	(542,134)	(40.5)%

Total revenues	$2,305,284	$2,772,187	$(466,903)	(16.8)%

Total revenues decreased by $466.9 million, or 16.8%, during the nine months ended September 30, 2020, as compared to the nine months ended September 30, 2019.

The sales segment revenues increased $75.2 million, of which $44.3 million were revenues from acquired businesses during the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019. Excluding revenues from acquired businesses, the segment experienced an increase of $30.9 million in organic revenues. The increase in revenues was primarily driven by growth in our headquarter sales and retail merchandising services for clients in traditional channels along with growth in our digital commerce services, primarily due to a combination of new client wins and increased digital commerce needs due to the COVID-19 pandemic. These were partially offset by weakness in both our food service and our European businesses due to the temporary closures affecting those industries and locations and other adverse impacts of the COVID-19 pandemic has had on these services.

The marketing segment revenues declined $542.1 million during the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, which includes a $6.2 million increase in revenues from acquired businesses, net of divestitures. Excluding revenues from acquired businesses, the segment experienced a decline of $548.3 million in organic revenues. The decrease in revenues were primarily due to the temporary suspension of certain in-store sampling services as a result of the COVID-19 pandemic.

Cost of Revenues

Cost of revenues as a percentage of revenues for the nine months ended September 30, 2020 was 81.6%, as compared to 83.8% for the nine months ended September 30, 2019. The decreases as a percentage of revenues were largely attributable to the change in the revenue mix of our services, as well as an increase in commission-based revenues as a result of increased food purchases at retail stores, the temporary suspension of certain in-store sampling services and reduced travel related expenses as a result of the COVID-19 pandemic.

Selling, General and Administrative Expenses

Selling, general and administrative expenses as a percentage of revenues for the nine months ended September 30, 2020 was 5.8%, as compared to 4.9% for the nine months ended September 30, 2019. The increase as a percentage of revenues for the nine months ended September 30, 2020 was primarily attributable to the increase in restructuring charges associated with terminating certain office leases offset by reduction of expense related to Take 5 Matter including the insurance recovery.

Depreciation and Amortization Expense

Depreciation and amortization expense increased $3.1 million, or 1.8%, to $177.5 million for the nine months ended September 30, 2020, from $174.4 million for the nine months ended September 30, 2019. The increase was primarily attributable to the depreciation and amortization of additional intangibles from recently acquired businesses.

Operating Income

	Nine Months Ended September 30,		Change
(amounts in thousands)	2020	2019	$	%

Sales	$95,420	$87,673	$7,747	8.8%
Marketing	24,592	51,963	(27,371)	(52.7)%

Total operating income	$120,012	$139,636	$(19,624)	(14.1)%

In the sales segment, the increases in operating income during the nine months ended September 30, 2020 was primarily attributable to the growth in revenues in the sales segment as described above offset by one-time restructuring charges associated with terminating certain office leases and the change in fair value adjustments related to contingent consideration, which excludes present value accretion recorded as interest expense, net.

In the marketing segment, the decrease in operating income during the nine months ended September 30, 2020 was primarily attributable to the decrease in revenues as described above coupled with one-time restructuring charges associated with terminating certain office leases offset by reduction of expenses related to Take 5 Matter including the insurance recovery and a benefit from the change in fair value adjustments related to contingent consideration due to a decrease to the liabilities of $5.7 million during the nine months ended September 30, 2020 compared to an increase in the liabilities of $5.0 million during the nine months ended September 30, 2019.

Interest Expense, Net

Interest expense, net decreased $26.9 million, or 15.1%, to $151.6 million for the nine months ended September 30, 2020, from $178.5 million for the nine months ended September 30, 2019.

The decrease in interest expense, net was primarily due to a decrease in interest rates applicable to certain indebtedness for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019.

Benefit from Income Taxes

Benefit from income taxes was $8.7 million for the nine months ended September 30, 2020 as compared to a benefit from income taxes of $4.3 million for the nine months ended September 30, 2019. The fluctuation was primarily attributable to a decline in foreign taxes for the nine months ended September 30, 2020.

Net Income (Loss)

The decrease in net loss for the nine months ended September 30, 2020 was attributable to the decrease in interest expense and the increase in the benefit from income taxes partially offset by the reduction in operating income as described above.

Adjusted Net Income

The increase in Adjusted Net Income for the nine months ended September 30, 2020 was attributable to the decrease in interest expense and the increase in the benefit from income taxes partially offset by the reduction in revenues in the marketing segment as described above.

Adjusted EBITDA and Adjusted EBITDA by Segment

	Nine Months Ended September 30,		Change
(amounts in thousands)	2020	2019	$	%

Sales	$270,509	$222,107	$48,402	21.8%
Marketing	84,139	137,626	(53,487)	(38.9)%

Total Adjusted EBITDA	$354,648	$359,733	$(5,085)	(1.4)%

Adjusted EBITDA decreased $5.1 million, or 1.4%, to $354.6 million for the nine months ended September 30, 2020, from $359.7 million for the nine months ended September 30, 2019.

The decrease in Adjusted EBITDA was primarily attributable to the decline in revenues in the marketing segment, primarily due to the temporary suspension of certain in-store sampling services, offset by the growth in revenues in the sales segment with favorable margin contributions from our headquarter sales services as described above.

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted EBITDA by segment are supplemental financial measures of our operating performance that are not recognized under GAAP. Adjusted EBITDA means net income (loss) before (i) interest expense, net, (ii) (benefit from) provision for income taxes, (iii) depreciation, (iv) impairment of goodwill and indefinite-lived assets, (v) amortization of intangible assets, (vi) Advantage Sponsors’ management fees and equity-based compensation expense, (vii) fair value adjustments of contingent consideration related to acquisitions, (viii) acquisition-related expenses, (ix) costs associated with COVID-19, net of benefits received, (x) EBITDA for economic interests in investments, (xi) restructuring expenses, (xii) litigation expenses, (xiii) (Recovery from) loss on Take 5, (xiv) costs associated with the Take 5 Matter and (xv) other adjustments that management believes are helpful in evaluating our operating performance.

We present Adjusted EBITDA and Adjusted EBITDA by segment because they are key operating measures used by us to assess our financial performance. These measures adjust for items that we believe do not reflect the ongoing operating performance of our business, such as certain noncash items, unusual or infrequent items or items that change from period to period without any material relevance to our operating performance. We evaluate these measures in conjunction with our results according to GAAP because we believe they provide a more complete understanding of factors and trends affecting our business than GAAP measures alone. Furthermore, the agreements governing our indebtedness contain covenants and other tests based on measures substantially similar to Adjusted EBITDA. None of Adjusted EBITDA or Adjusted EBITDA by segment should be considered as an alternative for our most directly comparable measure presented on a GAAP basis.

Adjusted Net Income is a non-GAAP financial measure. Adjusted Net Income means net (loss) income before (i) impairment of goodwill and indefinite-lived assets, (ii) amortization of intangible assets, (iii) private equity sponsors’ management fees and equity-based compensation expense, (iv) fair value adjustments of contingent consideration related to acquisitions, (v) acquisition-related expenses, (vi) costs associated with COVID-19, net of benefits received, (vii) EBITDA for economic interests in investments, (viii) restructuring expenses, (ix) litigation expenses, (x) (Recovery from) loss on Take 5, (xi) costs associated with the Take 5 Matter, (xii) other adjustments that management believes are helpful in evaluating our operating performance, and (xiii) related tax adjustments.

We present Adjusted Net Income because we use it as a supplemental measure to evaluate the performance of our business in a way that also considers our ability to generate profit without the impact of items that we do not believe are indicative of our operating performance or are unusual or infrequent in nature and aid in the comparability of our performance from period to period. Adjusted Net Income should not be considered as an alternative for our most directly comparable measure presented on a GAAP basis.

A reconciliation of net income (loss) to Adjusted Net Income is provided in the following table:

Consolidated	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Net income (loss)	$36,705	$22,731	$(22,832)	$(34,558)
Less: net income attributable to noncontrolling interests	756	142	331	649
Add:
Sponsors’ management fee and equity-based compensation expense(a)	1,468	1,968	9,489	5,066
Fair value adjustments related to contingent consideration related to acquisitions(b)	(6,184)	(1,100)	2,039	4,672
Acquisition-related expenses(c)	3,683	5,308	14,073	22,762
Amortization of intangible assets	47,781	47,633	143,279	142,851
Restructuring expenses(e)	(7,635)	260	40,028	3,273
Litigation expenses(g)	(31)	—	2,573	—
Costs associated with COVID-19, net of benefits received(f)	(1,389)	—	(1,408)	—
Recovery from Take 5	—	—	(7,700)	—
Costs associated with the Take 5 Matter(h)	1,219	6,344	2,819	14,992
Tax adjustments related to non-GAAP adjustments(i)	(9,254)	(17,177)	(50,771)	(49,914)

Adjusted Net Income	$65,607	$65,825	$131,258	$108,495

A reconciliation of net income (loss) to Adjusted EBITDA is provided in the following table:

Consolidated	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Net income (loss)	$36,705	$22,731	$(22,832)	$(34,558)
Add:
Interest expense, net	48,243	57,762	151,558	178,471
(Benefit from) provision for income taxes	3,623	(3,968)	(8,714)	(4,277)
Depreciation and amortization	58,556	57,872	177,513	174,424
Sponsors’ management fee and equity-based compensation expense(a)	1,468	1,968	9,489	5,066
Fair value adjustments related to contingent consideration related to acquisitions(b)	(6,184)	(1,100)	2,039	4,672
Acquisition-related expenses(c)	3,683	5,308	14,073	22,762
EBITDA for economic interests in investments(d)	(2,005)	(2,315)	(4,790)	(5,092)
Restructuring expenses(e)	(7,635)	260	40,028	3,273
Litigation expenses(g)	(31)	—	2,573	—
Costs associated with COVID-19, net of benefits received(f)	(1,389)	—	(1,408)	—
Recovery from Take 5	—	—	(7,700)	—
Costs associated with the Take 5 Matter(h)	1,219	6,344	2,819	14,992

Adjusted EBITDA	$136,253	$144,862	$354,648	$359,733

Financial information by segment, including a reconciliation of operating income, the closest GAAP financial measure, to Adjusted EBITDA by segment is provided in the following table:

Sales Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
(in thousands)
Operating income	$60,205	$48,077	$95,420	$87,673
Add:
Depreciation and amortization	41,978	40,273	127,319	120,760
Sponsors’ management fee and equity-based compensation expense(a)	1,398	1,603	8,135	4,356
Fair value adjustments related to contingent consideration related to acquisitions(b)	(669)	(4,880)	7,771	(319)
Acquisition-related expenses(c)	3,581	3,117	11,818	13,060
EBITDA for economic interests in investments(d)	(2,142)	(2,323)	(5,551)	(5,152)
Restructuring expenses(e)	(1,227)	179	22,851	1,729
Costs associated with COVID-19, net of benefits received(f)	(1,198)	—	142	—
Litigation expenses(g)	—	—	2,604	—

Sales Segment Adjusted EBITDA	$101,926	$86,046	$270,509	$222,107

Marketing Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
(in thousands)
Operating income	$28,366	$28,448	$24,592	$51,963
Add:
Depreciation and amortization	16,578	17,599	50,194	53,664
Sponsors’ management fee and equity-based compensation expense(a)	70	365	1,354	710
Fair value adjustments related to contingent consideration related to acquisitions(b)	(5,515)	3,780	(5,732)	4,991
Acquisition-related expenses(c)	102	2,191	2,255	9,702
EBITDA for economic interests in investments(d)	137	8	761	60
Restructuring expenses(e)	(6,408)	81	17,177	1,544
Costs associated with COVID-19, net of benefits received(f)	(191)	—	(1,550)	—
Litigation expenses(g)	(31)	—	(31)	—
Recovery from Take 5	—	—	(7,700)	—
Costs associated with the Take 5 Matter(h)	1,219	6,344	2,819	14,992

Marketing Segment Adjusted EBITDA	$34,327	$58,816	$84,139	$137,626

(a)

Represents the management fees and reimbursements for expenses paid to certain of the Advantage Sponsors (or certain of the management companies associated with it or its advisors) pursuant to a management services agreement in the three months ended and the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019, 2018 and 2017. Also represents expenses related to (i) equity-based compensation associated with grants of Common Series D Units of Topco made to one of the Advantage Sponsors, (ii) compensation amounts associated with the Company’s Management Incentive Plan originally scheduled for potential payment March 2022, and (iii) compensation amounts associated with the anniversary payments to Tanya Domier.

(b)

Represents adjustments to the estimated fair value of our contingent consideration liabilities related to our acquisitions, excluding the present value accretion recorded in interest expense, net, for the applicable periods. See Note 6 to our unaudited condensed consolidated financial statements for the three months ended and nine months ended September 30, 2020 and 2019.

(c)

Represents fees and costs associated with activities related to our acquisitions and restructuring activities related to our equity ownership, including professional fees, due diligence and integration activities.

(d)

Represents additions to reflect our proportional share of Adjusted EBITDA related to our equity method investments and reductions to remove the Adjusted EBITDA related to the minority ownership percentage of the entities that we fully consolidate in our financial statements for the three months ended and the nine months ended September 30, 2020 and 2019, respectively.

(e)

Represents fees and costs associated with various internal reorganization activities among our consolidated entities. The decrease for the three months ended September 30, 2020 relates primarily to the non-cash settlement of lease liabilities and the increase in the nine months ended September 30, 2020 relates primarily to costs related to the abandonment of certain office leases. For additional information, refer to Note 10—Commitments and Contingencies of our condensed consolidated financial statements for the three months ended and the nine months ended September 30, 2020.

(f)

Represents (1) costs related to implementation of strategies for workplace safety in response to COVID-19, including employee-relief fund, additional sick pay for front-line associates, medical benefit payments for furloughed associates, and personal protective equipment; and (2) benefits received from government grants for COVID-19 relief.

(g)	Represents legal settlements that are unusual or infrequent costs associated with our operating activities.
(h)

Represents $1.2 million, $6.3 million, $2.8 million, and $6.3 million of costs associated with investigation and remediation activities related to the Take 5 Matter, primarily, professional fees and other related costs, respectively for the three months ended and the nine months ended September 30, 2020 and 2019, respectively. Represents $8.6 million of operating expenses associated with the Take 5 business, which we believe do not reflect the ongoing operating performance of our business for the nine months ended September 30, 2019.

(i)

Represents the tax provision or benefit associated with the adjustments above, taking into account the Company’s applicable tax rates, after excluding adjustments related to items that do not have a related tax impact.

Liquidity and Capital Resources

Prior to the Transactions, our principal sources of liquidity have been cash flows from operations, borrowings under the Revolving Credit Facility and other debt. As of September 30, 2020, we had $2.5 billion of debt outstanding under the First Lien Term Loan and $760 million of debt outstanding under the Second Lien which were scheduled to mature in July 2021 and July 2022, respectively. On October 28, 2020, in connection with the Merger, we repaid the outstanding debt under the First and Second Lien Agreements, and accounts receivable securitization facility and entered into the New Senior Secured Credit Facilities consisting of a $1,325.0 million New Term Loan Facility and a $400.0 million New Revolving Facility. We have borrowed an additional $100.0 million under the New Revolving Credit Facility and issued $775.0 million of Senior Secured Notes. Following the Transactions, we expect our principal sources of liquidity are cash flows from operations, borrowings under our New Revolving Credit Facility, and other debt. Our principal uses of cash are operating expenses, working capital requirements, acquisitions, and repayment of debt.

We have evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern within one year from the date of this Amendment No. 2. Based on the actions we have taken as described above and our resulting current resources, we completed an updated evaluation of our ability to continue as going concern and have concluded the factors that previously raised substantial doubt about our ability to continue as going concern no longer exist as of the date of this Amendment No. 2.

Cash Flows

A summary of our cash operating, investing and financing activities are shown in the following table:

	Nine Months Ended September 30,
(in thousands)	2020	2019

Net cash provided by operating activities	$290,105	$130,848
Net cash used in investing activities	(74,572)	(40,832)
Net cash (used in) provided by financing activities	90,454	(35,095)
Net effect of foreign currency fluctuations on cash	(1,187)	(1,239)

Net change in cash, cash equivalents and restricted cash	$304,800	$53,682

Net Cash Provided by Operating Activities

Net cash provided by operating activities during the nine months ended September 30, 2020, consisted of net loss of $22.8 million adjusted for certain non-cash items, including depreciation and amortization of $177.5 million and effects of changes in working capital. Net cash provided by operating activities during the nine months ended September 30, 2019, consists of net loss of $34.6 million adjusted for certain non-cash items, including depreciation and amortization of $174.4 million and effects of changes in working capital. The increase in cash provided by operating activities during the nine months ended September 30, 2020 relative to the same period in 2019 was primarily due to the reduced working capital need as a result of the temporary suspension of certain in-store sampling services during the nine months ended September 30, 2020. To a lesser extent, the reduction of income taxes and the deferral of payment of our portion of Social Security taxes of $30.8 million have also contributed to the increase in cash provided by operating activities.

Net Cash Used in Investing Activities

Net cash used in investing activities during the nine months ended September 30, 2020, primarily consisted of the purchase of businesses, net of cash acquired of $51.4 million and purchase of property and equipment of $23.2 million. Net cash used in investing activities during the nine months ended September 30, 2019, primarily consisted of the purchase of businesses, net of cash acquired of $5.2 million, purchase of property and equipment of $36.7 million, and the proceeds from divestitures of $1.8 million.

Net Cash (Used in) Provided by Financing Activities

We primarily finance our growth through cash flows from operations, however, we also incur long-term debt or borrow under lines of credit when necessary to execute acquisitions. Cash flows from financing activities consisted of borrowings related to these lines of credit and subsequent payments of principal and financing fees. Additionally, many of our acquisition agreements include contingent consideration arrangements, which are generally based on the achievement of future financial performance by the operations attributable to the acquired companies. The portion of the cash payment up to the acquisition date fair value of the contingent consideration liability are classified as a financing outflows, and amounts paid in excess of the acquisition date fair value of that liability are classified as operating outflows. Cash flows related to financing activities during the nine months ended September 30, 2020, were primarily related to the borrowing and subsequent repayment of $104.9 million under our revolving credit facility, proceeds of $120.0 million from an accounts receivable AR Facility, dated April 24, 2020 (the “AR Facility”), proceeds of $2.8 million from one of our majority owned subsidiaries operating in Japan entering into a local government loan program, principal payments of $19.8 million on our long-term debt and $11.4 million related to payments of contingent consideration and holdback payments. Cash flows related to financing activities during the nine months ended September 30, 2019 were primarily related to principal payments of $19.1 million on our long-term debt and $22.4 million related to payments of contingent consideration.

In response to the COVID-19 pandemic and the related containment and mitigation measures, in March 2020, we increased our borrowings by $80.0 million under our revolving credit facility as a precautionary measure to increase our cash position, preserve financial flexibility and maintain liquidity.

Subsequently on May 15, 2020, we paid off the additional borrowings of $80.0 million, due to the more than adequate cash balance at that time. On May 25, 2020, one of our majority owned subsidiaries operating in Japan entered into two loan agreements and had aggregate principal amount of $2.8 million borrowings from a bank lender pursuant to a local government loan program. The loan bears an interest rate of 1.82% per annum with maturity date of May 27, 2029 and amounts under the loans will be repayable to the lender in monthly installments.

Description of Credit Facilities

New Senior Secured Credit Facilities

In connection with the consummation of the Transaction, Advantage Sales & Marketing Inc., an indirect wholly-owned subsidiary of the Company entered into (i) a new senior secured asset-based revolving credit facility in an aggregate principal amount of up to $400.0 million, subject to borrowing base capacity (the “New Revolving Credit Facility”) and (ii) a new secured first lien term loan credit facility in an aggregate principal amount of $1.325 billion (the “New Term Loan Facility” and together with the New Revolving Credit Facility, the “New Senior Secured Credit Facilities”).

New Revolving Credit Facility

Our New Revolving Credit Facility provides for revolving loans and letters of credit in an aggregate amount of up to $400.0 million, subject to borrowing base capacity. Letters of credit are limited to the lesser of (a) $150.0 million and (b) the aggregate unused amount of commitments under our New Revolving Credit Facility then in effect. Loans under our New Revolving Credit Facility may denominated in either U.S. dollars or Canadian dollars. Bank of America, N.A., will act as administrative agent and ABL Collateral Agent. Our New Revolving Credit Facility matures five years after the date we enter into our New Revolving Credit Facility. We may use borrowings under our New Revolving Credit Facility to fund working capital and for other general corporate purposes, including permitted acquisitions and other investments.

Borrowings under our New Revolving Credit Facility are limited by borrowing base calculations based on the sum of specified percentages of eligible accounts receivable plus specified percentages of qualified cash, minus the amount of any applicable reserves. Borrowings will bear interest at a floating rate, which can be either an adjusted Eurodollar rate plus an applicable margin or, at our option, a base rate plus an applicable margin. The applicable margins for the New Revolving Credit Facility are 2.00%, 2.25% or 2.50%, with respect to Eurodollar rate borrowings and 1.00%, 1.25% or 1.50%, with respect to base rate borrowings, in each case depending on average excess availability under the New Revolving Credit Facility. Our ability to draw under our New Revolving Credit Facility or issue letters of credit thereunder will be conditioned upon, among other things, our delivery of prior written notice of a borrowing or issuance, as applicable, our ability to reaffirm the representations and warranties contained in the credit agreement governing our New Revolving Credit Facility and the absence of any default or event of default thereunder.

Our obligations under our New Revolving Credit Facility are guaranteed by Karman Intermediate Corp. (“Holdings”) and all of the Company’s direct and indirect wholly owned material U.S. subsidiaries (subject to certain permitted exceptions) and Canadian subsidiaries (subject to certain permitted exceptions, including exceptions based on immateriality thresholders of aggregate assets and revenues of Canadian subsidiaries) (the “Guarantors”). Our New Revolving Credit Facility is secured by a lien on substantially all of Holdings’, the Company’s and the Guarantors’ assets (subject to certain permitted exceptions). Our New Revolving Credit Facility has a first-priority lien on the current asset collateral and a second-priority lien on security interests in the fixed asset collateral (second in priority to the liens securing the Senior Secured Notes and our New Term Loan Facility discussed below), in each case, subject to other permitted liens.

The following fees will be applicable under our New Revolving Credit Facility: (i) an unused line fee of 0.375% or 0.250% per annum of the unused portion of our New Revolving Credit Facility, depending on average excess availability under the New Revolving Credit Facility; (ii) a letter of credit participation fee on the aggregate stated amount of each letter of credit equal to the applicable margin for adjusted Eurodollar rate loans, as applicable; and (iii) certain other customary fees and expenses of the lenders and agents thereunder.

Our New Revolving Credit Facility contains customary covenants, including, but not limited to, restrictions on our ability and that of our subsidiaries to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, optionally prepay or modify terms of any junior indebtedness, enter into transactions with affiliates or change our line of business. Our New Revolving Credit Facility will require the maintenance of a fixed charge coverage ratio (as set forth in the credit agreement governing our New Revolving Credit Facility) of 1.00 to 1.00 at the end of each fiscal quarter when excess availability is less than the greater of $25 million and 10% of the lesser of the borrowing base and maximum borrowing capacity. Such fixed charge coverage ratio will be tested at the end of each quarter until such time as excess availability exceeds the level set forth above.

Our New Revolving Credit Facility provides that, upon the occurrence of certain events of default, our obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders thereunder, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy, insolvency, corporate arrangement, winding-up, liquidation or similar proceedings, material money judgments, material pension-plan events, certain change of control events and other customary events of default.

New Term Loan Facility

The New Term Loan Facility consists of a term loan facility denominated in US dollars in an aggregate principal amount of $1,325 million. Borrowings under our New Term Loan Facility amortize in equal quarterly installments in an amount equal to 1.00% per annum of the principal amount. Borrowings will bear interest at a floating rate, which can be either an adjusted Eurodollar rate plus an applicable margin or, at our option, a base rate plus an applicable margin. The applicable margins for the New Term Loan Facility 5.25% with respect to Eurodollar rate borrowings and 4.25% with respect to base rate borrowings.

We may voluntarily prepay loans or reduce commitments under our New Term Loan Facility, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty (other than a 1.00% premium on any prepayment in connection with a repricing transaction prior to the date that is twelve months after the date we entered into our New Term Loan Facility).

We will be required to prepay our New Term Loan Facility with 100% of the net cash proceeds of certain asset sales (such percentage subject to reduction based on the achievement of specific first lien net leverage ratios) and subject to certain reinvestment rights, 100% of the net cash proceeds of certain debt issuances and 50% of excess cash flow (such percentage subject to reduction based on the achievement of specific first lien net leverage ratios).

Our obligations under our New Term Loan Facility are guaranteed by Holdings and the Guarantors. Our New Term Loan Facility is secured by a lien on substantially all of Holdings’, the Company’s and the Guarantors’ assets (subject to certain permitted exceptions). Our New Term Loan Facility has a first-priority lien on the fixed asset collateral (equal in priority with the liens securing the Senior Secured Notes) and a second-priority lien on security interests in the current asset collateral (second in priority to the liens securing the New Revolving Credit Facility), in each case, subject to other permitted liens.

Our New Term Loan Facility contains certain customary negative covenants, including, but not limited to, restrictions on our ability and that of our restricted subsidiaries to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, pay dividends or make other restricted payments, sell or otherwise transfer assets or enter into transactions with affiliates.

Our New Term Loan Facility provides that, upon the occurrence of certain events of default, our obligations thereunder may be accelerated. Such events of default will include payment defaults to the lenders thereunder, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy, insolvency, corporate arrangement, winding-up, liquidation or similar proceedings, material money judgments, change of control and other customary events of default.

Senior Secured Notes

In connection with the Closing, Advantage Solutions FinCo LLC (“Finco”) issued $775 million aggregate principal amount of 6.50% Senior Secured Notes due 2024 (the “Notes”). Substantially concurrently with the Closing, Finco merged with and into Advantage Sales & Marketing Inc. (the “Issuer”), with the Issuer continuing as the surviving entity and assuming the obligations of Finco. The Notes were sold to BofA Securities, Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and Apollo Global Securities, LLC. The Notes were resold to certain non-U.S. persons pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act at a purchase price equal to 100% of their principal amount. The terms of the Notes are governed by an Indenture, dated as of October 28, 2020, among Finco, the Issuer, the guarantors named therein (the “Notes Guarantors”) and Wilmington Trust, National Association, as trustee and collateral agent (the “Indenture”). The following summary is not a complete description of all of the terms of the Indenture or the Notes and is qualified in its entirety by the copy of the Indenture which is attached as Exhibit 4.3 and incorporated herein by reference.

Interest and maturity

Interest on the Notes is payable semi-annually in arrears on May 15 and November 15 at a rate of 6.50% per annum, commencing on May 15, 2021. The Notes will mature on November 15, 2028.

Guarantees

The Notes are guaranteed by Holdings and each of the Issuer’s direct and indirect wholly owned material U.S. subsidiaries (subject to certain permitted exceptions) and Canadian subsidiaries (subject to certain permitted exceptions, including exceptions based on immateriality thresholders of aggregate assets and revenues of Canadian subsidiaries) that is a borrower or guarantor under the New Term Loan Facility.

Security and Ranking

The Notes and the related guarantees are the general, senior secured obligations of the Issuer and the Notes Guarantors, are secured on a first-priority pari passu basis by security interests on the fixed asset collateral (equal in priority with liens securing the New Term Loan Facility), and are secured on a second-priority basis in the current asset collateral (second in priority to the liens securing the New Revolving Credit Facility and equal in priority with liens securing the New Term Loan Facility), in each case, subject to certain limitations and exceptions and permitted liens.

The Notes and related guarantees rank (i) equally in right of payment with all of the Issuer’s and the Guarantors’ senior indebtedness, without giving effect to collateral arrangements (including the New Senior Secured Credit Facilities) and effectively equal to all of the Issuer’s and the Guarantors’ senior indebtedness secured on the same priority basis as the Notes, including the New Term Loan Facility, (ii) effectively subordinated to any of the Issuer’s and the Guarantors’ indebtedness that is secured by assets that do not constitute Collateral for the Notes to the extent of the value of the assets securing such indebtedness and to indebtedness that is secured by a senior-priority lien, including the New Revolving Credit Facility to the extent of the value of the current asset collateral and (iii) structurally subordinated to the liabilities of the Issuer’s non-Guarantor subsidiaries.

Optional redemption for the Notes

The Notes are redeemable on or after November 15, 2023 at the applicable redemption prices specified in the Indenture plus accrued and unpaid interest. The Notes may also be redeemed at any time prior to November 15, 2023 at a redemption price equal to 100% of the aggregate principal amount of such Notes to be redeemed plus a “make-whole” premium, plus accrued and unpaid interest. In addition, the Issuer may redeem up to 40% of the aggregate principal amount of Notes before November 15, 2023 with an amount not to exceed the net cash proceeds of certain equity offerings. Furthermore, prior to November 15, 2023 the Issuer may redeem during each calendar year up to 10% of the aggregate principal amount of the Notes at a redemption price equal to 103% of the aggregate principal amount of such Notes to be redeemed, plus accrued and unpaid interest. If the Issuer or its restricted subsidiaries sell certain of their respective assets or experience specific kinds of changes of control, subject to certain exceptions, the Issuer must offer to purchase the Notes at par. In connection with any offer to purchase all Notes, if holders of no less than 90% of the aggregate principal amount of Notes validly tender their Notes, the Issuer is entitled to redeem any remaining Notes at the price offered to each holder.

Restrictive covenants

The Notes are subject to covenants that, among other things limit the Issuer’s ability and its restricted subsidiaries’ ability to: incur additional indebtedness or guarantee indebtedness; pay dividends or make other distributions in respect of, or repurchase or redeem, the Issuer’s or a parent entity’s capital stock; prepay, redeem or repurchase certain indebtedness; issue certain preferred stock or similar equity securities; make loans and investments; sell or otherwise dispose of assets; incur liens; enter into transactions with affiliates; enter into agreements restricting the Issuer’s subsidiaries’ ability to pay dividends; and consolidate, merge or sell all or substantially all of the Issuer’s assets. Most of these covenants will be suspended for so long as the Notes have investment grade ratings from both Moody’s Investors Service, Inc. and S&P Global Ratings and so long as no default or event of default under the Indenture has occurred and is continuing.

Events of default

The following constitute events of default under the Notes, among others: default in the payment of interest; default in the payment of principal; failure to comply with covenants; failure to pay other indebtedness after final maturity or acceleration of other indebtedness exceeding a specified amount; certain events of bankruptcy; failure to pay a judgment for payment of money exceeding a specified aggregate amount; voidance of subsidiary guarantees; failure of any material provision of any security document or intercreditor agreement to be in full force and effect; and lack of perfection of liens on a material portion of the Collateral, in each case subject to applicable grace periods.

First Lien Credit Agreement, Second Lien Credit Agreement, and AR Facility

In connection with the Merger, our debt arrangements under the First Lien Credit Agreement, Second Lien Credit Agreement, and AR Facility that existed as of September 30, 2020 was repaid and terminated, at a total cost of $86.0 million. For the description of First Lien Credit Agreement, Second Lien Credit Agreement, and AR Facility that have been subsequently refinanced in connection with the consummation of the Transactions on October 28, 2020, please see Exhibit 99.3 for additional information set forth in Note 5, Debt, and Note 11, Subsequent Events, to our unaudited condensed consolidated financial statements for the three months ended and the nine months ended September 30, 2020.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2019, and does not give effect to the Transactions:

	Long-term debt(1)(2)	Operating leases	Total
(in thousands)
2020	$27,655	$43,673	$71,328
2021	2,441,707	33,436	2,475,143
2022	760,047	23,293	783,340
2023	43	16,828	16,871
2024	23	12,516	12,539
Thereafter	107	16,656	16,763

Total future minimum payments	$3,229,582	$146,402	$3,375,984

(1)	Scheduled principal payments on our current long-term debt and AR Facility were repaid with proceeds from the Transactions. See “—Liquidity and Capital Resources—Description of Credit Facilities.”
(2)	Subsequent to December 31, 2019, we obtained $120.0 million under the AR Facility which was scheduled to mature in 2023 but was repaid with proceeds from the Transactions.

Cash and Cash Equivalents Held Outside the United States

As of September 30, 2020, December 31, 2019 and December 31, 2018, $79.1 million, $59.3 million, and $42.5 million, respectively, of our cash and cash equivalents and marketable securities were held by foreign subsidiaries. As of September 30, 2020, December 31, 2019 and December 31, 2018, $34.9 million, $31.8 million and $41.2 million, respectively, of our cash and cash equivalents and marketable securities were held by foreign branches.

Following adoption of the Tax Reform Act, we reassessed our determination as to our indefinite reinvestment intent for certain of our foreign subsidiaries and recorded a deferred tax liability of approximately $1.1 million of withholding tax as of December 31, 2019 for unremitted earnings in Canada with respect to which the Company no longer has an indefinite reinvestment assertion. We will continue to evaluate our cash needs, however we currently do not intend, nor do we foresee a need, to repatriate funds from the foreign subsidiaries except for Canada. We have continued to assert indefinite reinvestment on all other earnings as it is necessary for continuing operations and to grow the business. If at a point in the future our assertion changes, we will evaluate tax-efficient means to repatriate the income. In addition, we expect existing domestic cash and cash flows from operations to continue to be sufficient to fund our domestic operating activities and cash commitments for investing and financing activities, such as debt repayment and capital expenditures, for at least the next 12 months and thereafter for the foreseeable future.

If we should require more capital in the United States than is generated by our domestic operations, for example, to fund significant discretionary activities such as business acquisitions, we could elect to repatriate future earnings from foreign jurisdictions. These alternatives could result in higher tax expense or increased interest expense. We consider the majority of the undistributed earnings of our foreign subsidiaries, as of December 31, 2019, to be indefinitely reinvested and, accordingly, no provision has been made for taxes in excess of the $1.1 million noted above.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets or any obligation arising out of a material variable interest in an unconsolidated entity. We do not have any majority-owned subsidiaries that are not included in our consolidated financial statements. Additionally, we do not have an interest in, or relationships with, any special-purpose entities.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions about future events that affect amounts reported in our consolidated financial statements and related notes, as well as the related disclosure of contingent assets and liabilities at the date of the financial statements. We evaluate our accounting policies, estimates and judgments on an on-going basis. We base our estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

We evaluated the development and selection of our critical accounting policies and estimates and believe that the following involve a higher degree of judgment or complexity and are most significant to reporting our results of operations and financial position, and are therefore discussed as critical. The following critical accounting policies reflect the significant estimates and judgments used in the preparation of our consolidated financial statements. With respect to critical accounting policies, even a relatively minor variance between actual and expected experience can potentially have a materially favorable or unfavorable impact on subsequent results of operations. More information on all of our significant accounting policies can be found in the footnotes to our audited consolidated financial statements included elsewhere in this proxy statement.

Revenue Recognition

For the year ended December 31, 2017, we recognized revenues when the following four criteria were met: (i) persuasive evidence of an arrangement exists; (ii) the sales price is fixed or determinable; (iii) delivery, performance and acceptance are achieved in accordance with the client arrangement; and (iv) collection is reasonably assured. Contracts are individually negotiated and the amounts earned can vary significantly.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The new guidance replaces all current GAAP guidance on this topic and eliminates substantially all industry specific guidance. According to the new guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration for which we expect to be entitled in exchange for those goods or services. This guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. We adopted the guidance effective January 1, 2018 using the modified retrospective transition method.

Upon the adoption of Revenue from Contracts with Customers, or ASC 606, we determined that the standard primarily impacts our accounting for bonus revenue, which represent additional fees we may be entitled to upon meeting specific performance goals or thresholds. Bonus revenue represents variable consideration. Under the standard, we estimate the bonus revenue to which we will be entitled to and recognize such amounts as revenue as the related services are transferred over the contract period. Adopting the new standard primarily impacted the timing of revenue recognition within the quarters of a fiscal year, with revenues for bonus revenue being recognized earlier in the contract period as the related services are completed. There are no other significant changes as a result of the adoption of ASC 606. The adoption of this standard did not have a material impact on our consolidated financial statements. The discussion that follows reflects our adoption of ASC 606.

We recognize when control of promised goods or services are transferred to the client in an amount that reflects the consideration that we expect to be entitled to in exchange for such goods or services. Substantially all of our contracts with clients involve the transfer of a service to the client, which represents the performance obligation that is satisfied over time because the client simultaneously receives and consumes the benefits of the services provided. In most cases, the contracts include a performance obligation that is comprised of a series of distinct services that are substantially the same and that have the same pattern of transfer (i.e., distinct days of service). We allocate variable consideration to each period of service to which it relates.

Revenues related to the sales segment are primarily recognized in the form of commissions, fee-for-service or on a cost-plus basis for providing headquarter relationship management, analytics, insights and intelligence services, administrative services, retail services, retailer client relationships and in-store media programs and digital technology solutions (which include our business intelligence solutions, e-commerce services and content services).

Marketing segment revenues are primarily recognized in the form of a fee-for-service (including retainer fees, fees charged to clients based on hours incurred, project-based fees or fees for executing in-person consumer engagements or experiences, which engagements or experiences we refer to as events), commissions or on a cost-plus basis for providing experiential marketing, shopper and consumer marketing services, private label development and our digital, social and media services.

Our revenue recognition policies generally result in recognition of revenues at the time services are performed. Our accounting policy for revenue recognition has an impact on our reported results and relies on certain estimates that require judgments on the part of management. We record an allowance as a reduction to revenue for differences between estimated revenues and the amounts ultimately invoiced to our clients based on our historical experience and current trends. Cash collected in advance of services being performed is recorded as deferred revenues.

We have contracts that include variable consideration whereby the ultimate consideration is contingent on future events such as the client’s sales to retailers, hours worked, event count, costs incurred and performance incentive bonuses. Commission revenues are generally earned upon performance of headquarter relationship management, analytics, insights and intelligence, e-commerce, administration and retail services arrangements. As part of these arrangements, we provide a variety of services to consumer goods manufacturers in order to improve the manufacturer’s sales to retailers. This includes primarily outsourced sales, business development, category and space management, relationship management and in-store sales strategy services. In exchange for these services, we earn an agreed upon percentage of our client’s sales to retailers, which is agreed upon on a manufacturer-by-manufacturer basis. We may be entitled to additional fees upon meeting specific performance goals or thresholds, which we refer to as bonus revenue. The variability of the consideration for the services transferred during a reporting period is typically resolved by the end of the reporting period. However, for certain client contracts, we estimate the variable consideration for the services that have been transferred to the client during the reporting period. We typically estimate the variable consideration based on the expected value method. Estimates are based on historical experience and current facts known during the reporting period. We recognize revenue related to variable consideration if it is probable that a significant reversal of revenue recognized will not occur. When such probable threshold is not satisfied, we will constrain some or all of the variable consideration, and such constrained amount will not be recognized as revenue until the probable threshold is met or the uncertainty is resolved and the final amount is known. We record an adjustment to revenue for differences between estimated revenues and the amounts ultimately invoiced to the client. Adjustments to revenue during the current period related to services transferred during prior periods were not significant for the nine months ended September 30, 2020 or for the year ended December 31, 2019.

We have contracts that include fixed consideration such as a fee per project or a fixed monthly fee. For contracts with a fee per project, revenue is recognized over time using an input method such as hours worked that reasonably depicts our performance in transferring control of the services to the client. We determined that the input method represents a reasonable method to measure the satisfaction of the performance obligation to the client. For contracts with a fixed monthly fee, revenue is recognized using a time-based measure resulting in a straight-line revenue recognition. A time-based measure was determined to represent a reasonable method to measure the satisfaction of the performance obligation to the client because we have a stand ready obligation to make itself available to provide services upon the client’s request or the client receives the benefit from our services evenly over the contract period.

We evaluate each client contract individually in accordance with the applicable accounting guidance to determine whether we act as a principal (whereby we would present revenue on a gross basis) or as an agent (whereby we would present revenue on a net basis). While we primarily act as a principal in our arrangements and report revenues on a gross basis, given the varying terms of our client contracts, we will occasionally act as an agent and in such instances present revenues on a net basis. For example, for certain advertising arrangements, our clients purchase media content in advance, and we do not take on any risk of recovering the cost to acquire the media. As a result, we determined we act as the agent in these arrangements and record revenues and their related costs on a net basis as its agency services are performed. However, in cases where media is not purchased in advance by our clients, we record such revenues and the related costs on a gross basis, as we bear the risk of recovering the costs to acquire the media and are responsible for fulfillment of the services.

We record revenues from sales of services and the related direct costs in accordance with the accounting guidance on reporting revenue gross as a principal versus net as an agent. In situations where we act as a principal in the transaction, we report gross revenues and cost of revenues. When we act as an agent, we report the revenues and their related costs on a net basis. Cost of revenues does not include depreciation charges for fixed assets.

Contingent Consideration

Many of our acquisition agreements include contingent consideration arrangements, which are generally based on the achievement of future financial performance by the operations attributable to the acquired companies. The contingent consideration arrangements are based upon our valuations of the acquired companies and reduce the risk of overpaying for such companies if the projected financial results are not achieved. The fair values of these contingent consideration arrangements are included as part of the purchase price of the acquired companies on their respective acquisition dates. For each transaction, we estimate the fair value of contingent consideration payments as part of the initial purchase price.

We measure our contingent consideration liabilities at fair value on a recurring basis using significant unobservable inputs classified within Level 3 of the fair value hierarchy. We use a probability weighted income approach as a valuation technique to convert future estimated cash flows to a single present value amount. The significant unobservable inputs used in the fair value measurements are operating income projections over the contingent consideration period (generally one to three years), and the probability outcome percentages assigned to each scenario. Significant changes in either of these inputs could result in a significantly higher or lower liability, subject to the contractual maximum of the contingent obligation. As of September 30, 2020, the maximum potential payment outcomes would have been $302.4 million. Ultimately, the liability will be equivalent to the amount paid, and the difference between the fair value estimate and amount paid will be recorded in earnings.

We review and assess the estimated fair value of contingent consideration on a quarterly basis, and the updated fair value could differ materially from the initial estimates. Changes in the estimated fair value of contingent consideration liabilities related to the time component of the present value calculation are reported in “Interest expense, net.” Adjustments to the estimated fair value related to changes in all other unobservable inputs are reported in “Selling, general and administrative expenses” in the Consolidated Statements of Comprehensive (Loss) Income.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of the net identifiable tangible and intangible assets acquired in an acquisition. We test for impairment of goodwill at the reporting unit level. We generally combine reporting units, which are a component of an operating segment when they have similar economic characteristics, nature of services, types of client, distribution methods and regulatory environment. We have two reporting units, sales and marketing, which are also our operating segments.

We test our goodwill for impairment during the fourth quarter of a given fiscal year, and whenever events or changes in circumstances indicate that the carrying value of a reporting unit may exceed its fair value. We have the option to perform a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying value before performing a quantitative impairment test. If the qualitative assessment indicates it is not more likely than not that the fair value of a reporting unit, as determined applying the quantitative impairment test described below, is less than the carrying amount, then there is no need to perform the quantitative impairment test. Upon performing the quantitative impairment test, if the fair value of the reporting unit is less than its carrying amount, goodwill is impaired and the excess of the reporting unit’s carrying value over the fair value is recognized as an impairment loss; however, the loss recognized would not exceed the total amount of goodwill allocated to that reporting unit.

We utilize a combination of income and market approaches to estimate the fair value of our reporting units. The income approach utilizes estimates of discounted cash flows of the reporting units, which requires assumptions for, among other things, the reporting units’ expected long-term revenue trends, as well as estimates of profitability, changes in working capital and long-term discount rates, all of which require significant judgment. The income approach also requires the use of appropriate discount rates that take into account the current risks in the capital markets. These assumptions are based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy (described in “Fair Value Measurements,” below). The market approach applies comparative market multiples derived from the historical earnings data of selected guideline publicly-traded companies to our reporting units’ businesses to yield a second assumed value of each reporting unit. The guideline companies are first screened by industry group and then further narrowed based on the reporting units’ business descriptions, markets served, competitors, profitability and revenue size. We based our fair value estimates on assumptions we believe to be reasonable but which are unpredictable and inherently uncertain. A change in these underlying assumptions would cause a change in the results of the tests and, as such, could cause fair value to be less than the carrying amounts and result in an impairment of goodwill in the future. Additionally, if actual results are not consistent with the estimates and assumptions or if there are significant changes to our planned strategy, it may cause fair value to be less than the carrying amounts and result in an impairment of goodwill in the future.

We compare a weighted average of the output from the income and market approaches to the carrying value of each reporting unit. We also compare the aggregate estimated fair value of our reporting units to the estimated value of our total invested capital on a marketable basis.

In light of recent economic developments, we considered the potential for goodwill impairment of our reporting units. Our review did not indicate an impairment triggering event as of September 30, 2020.

Based on the results of our quantitative impairment test performed for our reporting units, we determined that its goodwill is not impaired for the year ended December 31, 2019. The fair value of the sales reporting unit exceeded its carrying value by 3.5%. The fair value of the marketing reporting unit significantly exceeded its carrying value, which we define as greater than 20%.

Based on the results of our quantitative impairment test performed for the sales reporting unit, we recognized a $652.0 million non-cash goodwill impairment charge in the sales reporting unit for the year ended December 31, 2018. While there was no single determinative event or factor, the consideration of the weight of evidence of several factors that culminated during the fourth quarter of 2018 led us to conclude that it was more likely than not that the fair value of the sales reporting unit was below its carrying value. These factors included: (i) the decrease of revenues and profitability due to a large retailer revising its in-store retail merchandising program to restrict manufacturers’ ability to select any third-party outsource provider to perform unrestricted and unmonitored retail merchandising, (ii) the unrelated decrease of revenues and profitability related to reduced services from several clients in the grocery channel and foodservice channel, (iii) the combination of our completed third quarter and preliminary fourth quarter-to-date results being below management’s expectations and (iv) the development and approval of our 2019 annual operating plan in the fourth quarter of 2018, which provided additional insights into expectations such as lower long-term revenue growth and profitability expectations.

We are not aware of other larger retailers that intend to adopt a similar model and we have not identified any anticipated limitations on the services we provide to clients that would have a material and adverse impact on our future cash flows. We do not believe the circumstances described above are representative of a broader trend. However, uncertainty in the way retailers conduct business could have an impact on our future growth and could result in future impairment charges. We recorded the non-cash goodwill impairment charge in the fourth quarter of 2018, which has been reflected in our Consolidated Statements of Comprehensive (Loss) Income.

Based on the results of our quantitative impairment test performed for the sales reporting unit for the year ended December 31, 2018, our sales reporting unit was written down to its respective fair value, resulting in zero excess fair value over its carrying value. Based on the results of our quantitative impairment test performed for the marketing reporting unit for the year ended December 31, 2018, we determined that goodwill was not impaired. The fair value of the marketing reporting unit substantially exceeded its carrying value, which we define as being greater than 20%.

No impairment was identified as a result of the analysis performed in connection with our annual test of goodwill for the year ended December 31, 2017.

Our indefinite-lived intangible assets are comprised of our sales and marketing trade names. Intangible assets with indefinite useful lives are not amortized but tested annually, during the fourth quarter, for impairment or more often if events occur or circumstances change that would create a triggering event. We have the option to perform a qualitative assessment of whether it is more likely than not that the indefinite-lived intangible asset’s fair value is less than its carrying value before performing a quantitative impairment test. We test our indefinite-lived intangible assets for impairment using a relief from royalty method by comparing the estimated fair values of the indefinite-lived intangible assets with the carrying values. The estimates used in the determination of fair value are subjective in nature and involve the use of significant assumptions. These estimates and assumptions include revenue growth rates, weighted average cost of capital and royalty rates. The assumptions are based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy. We base our fair value estimates on assumptions we believe to be reasonable, but which are unpredictable and inherently uncertain. Actual future results may differ from the estimates.

The annual indefinite-lived intangible impairment assessment was performed as of October 1, 2019, whereby the we concluded that our indefinite-lived intangible assets were not impaired for the year ended December 31, 2019.

During the year ended December 31, 2018, we concluded the carrying value of the indefinite-lived tradename in the sales reporting unit exceeded its estimated fair value. While there was no single determinative event or factor, the factors that led to the impairment were the same circumstances outlined in the goodwill impairment discussion above. As a result, we recognized a non-cash intangible asset impairment charge of $580.0 million during the year ended December 31, 2018, which has been reflected in our Consolidated Statements of Comprehensive (Loss) Income. Based on the quantitative test performed for the indefinite-lived marketing trade name, we determined that the indefinite-lived marketing trade name was not impaired for the year ended December 31, 2018.

No impairment was identified as a result of the analysis performed in connection with our annual tests of indefinite-lived intangible assets for the year ended December 31, 2017.

Long-Lived Assets

Long-lived assets to be held and used, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. These events or changes in circumstances may include a significant deterioration of operating results, changes in business plans or changes in anticipated future cash flows. If an impairment indicator is present, then we evaluate recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the assets are impaired, the impairment recognized is measured as the amount by which the carrying amount exceeds the fair value of the assets. Fair value is generally determined by estimates of discounted cash flows. The discount rate used in any estimate of discounted cash flows would be the rate required for a similar investment of like risk. No impairment related to our long-lived assets was recorded during the nine months ended September 30, 2020 or the years ended December 31, 2019, 2018 and 2017.

Leases

We lease facilities, software and equipment under noncancelable leases that have been classified as operating leases for financial reporting purposes. These leases often include one or more options to renew and the lease term includes the renewal terms when it is reasonably certain that we will exercise the option.

In February 2016, the FASB issued amended authoritative guidance on accounting for leases, ASU 2016-02. The updated guidance requires lessees to recognize a lease liability and a right-of-use asset, measured at the present value of the future minimum lease payments, at the lease commencement date. This guidance applies to all entities and is effective for annual periods beginning after December 15, 2018, which is our fiscal year 2019, with early adoption permitted. We adopted ASU 2016-02 and its related amendments on January 1, 2019 using the modified retrospective transition method and there was no cumulative effect adjustment to our opening balance of retained earnings from the adoption of ASU 2016-02.

We have elected an initial application date of January 1, 2019 and did not recast comparative periods in transition to the new standard. In addition, we have elected the package of practical expedients, which allows us not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date and (3) initial direct costs for any existing leases as of the adoption date.

The adoption of ASU 2016-02 on January 1, 2019 resulted in the recognition of right-of-use assets of $99.9 million, lease liabilities for operating leases of $113.4 million including the reclassification of $13.5 million of unamortized lease incentives and deferred rent liabilities into the right-of-use lease asset balance. The reclassification of unamortized lease incentives and deferred rent liabilities includes $1.8 million and $12.8 million recognized as decreases in “Other accrued expenses” and “Other long-term liabilities” offset by $1.1 million recognized as a decrease in “Other assets” on the Condensed Consolidated Balance Sheets, respectively. The adoption of this updated guidance did not have a material impact on our Consolidated Statements of Comprehensive (Loss) Income or Statements of Cash Flows.

These operating leases are included in “Other assets” on the Consolidated Balance Sheets and represent our right to use the underlying asset for the lease term. Our obligation to make lease payments are included in “Other accrued expenses” and “Other long-term liabilities” on the Consolidated Balance Sheets.

With respect to the Company’s right-of-use assets, which consist mainly of real estate leases for office space, beginning in mid-March in response to the COVID-19 pandemic, the Company established a global work from home policy. Many of the Company’s workforce temporarily transitioned to working from home and the Company has enacted a plan to strategically exit certain offices during the nine months ended September 30, 2020. Based on a number of factors, the Company concluded that this strategic initiative did not result in a triggering event that would indicate that the Company’s related asset groups may not be recoverable as of September 30, 2020. In enacting the plan, the Company abandoned several office leases prior to reaching termination agreements with its landlords, and as a result, adjusted the useful life of these assets to reflect the remaining expected use. The adjustments to the useful lives of the right-of-use assets were made as the leases were exited resulting additional lease cost offset by the reversal of lease liabilities as they were settled with the lessors, which in some instances, occurred in different quarters. The reduction to the right-of use assets and liabilities related to these were $41.9 million and $40.1 million, respectively, resulting in additional lease costs of $1.8 million leases for the nine months ended September 30, 2020. Additionally, the Company paid $15.8 million in termination fees for the nine months ended September 30, 2020, which was recorded in “Selling, general and administrative expenses” in the Condensed Consolidated Statements of Comprehensive Loss.

Equity-Based Compensation

Topco, the parent company of the Company, has a long-term equity incentive plan that allows for the grant of time- and performance-based profit interests, or Common Series C Units, in Topco to certain of its and its subsidiaries’ directors and employees in exchange for services provided to us. Since we receive the benefit associated with such services the related expense is recorded within our Consolidated Statements of Comprehensive Income. These profit interests are subject to certain vesting requirements including time and performance requirements based on specified annual targets substantially similar to Adjusted EBITDA thresholds. These awards are subject to forfeiture unless the following performance conditions are met: (i) 75% of the awards will vest when certain of the Advantage Sponsors as of the date of the 2014 Topco Acquisition, or the Common Series A Limited Partners of Topco, realize a pre-tax internal rate of return of 8% compounded annually and (ii) the remaining 25% of the awards vest when the Common Series A Limited Partners of Topco realize a pre-tax internal rate of return of 20% compounded annually. On March 15, 2018, Topco modified the vesting requirements. In accordance with the performance conditions, generally 75% of the awards will vest over a four-year term, subject to the employee’s continued employment. The remaining 25% of the equity awards vest when the Advantage Sponsors as of the date of the 2014 Topco Acquisition realize a pre-tax internal rate of return of 20% compounded annually. Once the equity awards vest, forfeiture may still occur as a result of termination of employment of the equity award holders or if an exit event occurs which is not a vesting exit event. Notwithstanding prior vesting, the awards are subject to a requirement that the Advantage Sponsors receive a specific return on their equity investment, prior to the awards participating in any distribution whether in cash, property or securities of Topco. Certain awards vest over the remaining initial four-year terms, subject to the employee’s continued employment. The limited partnership agreement also authorizes Topco to issue up to 35,000 Common Series C-2 Units to members of our management, which Common Series C-2 Units are subject to substantially similar vesting and forfeiture provisions as the Common Series C Units, including forfeiture upon certain terminations of employment of the applicable holders or a non-qualifying exit event.

No expense for these awards has been recorded in the nine months ended September 30, 2020 or the years ended December 31, 2019, 2018 or 2017 since a vesting exit event is not yet deemed probable of occurring. If a vesting exit event had become probable in 2019, Company would have recognized a compensation expense of $18.8 million for the year ended December 31, 2019 in connection with the Common Series C Units and $11.1 million for the year ended December 31, 2019 in connection with the Common Series C-2 Units.

Topco also issued time-vesting profit interests to entities affiliated with one of the Advantage Sponsors, from whom we received services. These time-vesting profit interests vested on a monthly basis beginning on October 1, 2014 through September 1, 2019. We record the compensation expense associated with the issuance of such awards for non-employees as we receive the benefit of the services being provided by the non-employees.

We and Topco are private companies with no active market for our respective equity securities. In determining the fair value of Topco’s equity, we utilize three widely recognized valuation models:

•

Discounted Cash Flow Analysis (Income Model)—The discounted cash flow analysis is dependent on a number of significant management assumptions regarding the expected future financial results of us and Topco as well as upon estimates of an appropriate cost of capital;

•	Guideline Public Companies (Market Model)—Multiples of historical and projected EBITDA from guideline public companies are applied to estimate the fair value for the equity of Topco; and

•

Mergers and Acquisition (Market Model)—Multiples of historical enterprise value divided by last twelve months revenues, and enterprise value divided by last twelve months EBITDA for mergers and acquisitions of comparable companies.

After considering the results of each of these valuation models, we then use the Backsolve Option Pricing Method, or OPM, to determine the fair value of the profit interest awards and resulting equity-based compensation expense.

Assumptions used in the OPM include the expected life, volatility, risk-free rate and dividend yield. We utilize the observable data for a group of peer companies that grant options with substantially similar terms to assist in developing our volatility assumption. The risk-free rate is based on U.S. Treasury yields in effect at the time of grant over the expected term. We assume a dividend yield of 0% as we have not historically paid distributions.

The assumptions used in estimating the fair value of equity-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, equity-based compensation expense could be different in the future.

If the common stock of New Advantage, after giving effect to the business combination, becomes publicly traded, certain key valuation inputs to the option pricing method will be based on publicly available information. These key valuation inputs include the fair value of the common shares, and once there is a sufficient trading history, the volatility would be derived from the historical trading activity of common stock of New Advantage.

Refer to Note 11—Equity-Based Compensation, to our audited consolidated financial statements included elsewhere in this proxy statement for details regarding Topco’s and our anticipated equity-based compensation plans.

Income Taxes

We account for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carry-forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. The income tax provision (benefit) is computed on the pre-tax income (loss) of the entities located within each taxing jurisdiction based on current tax law. A valuation allowance for deferred tax assets is recorded to the extent that the ultimate realization of the deferred tax assets is not considered more likely than not. We believe our deferred tax assets are more likely than not to be realized based on historical and projected future results.

Realization of our deferred tax assets is principally dependent upon our achievement of future taxable income, the estimation of which requires significant management judgment. These judgments regarding future profitability may change due to many factors, including future market conditions and our ability to successfully execute our business plans. These changes, if any, may require adjustments to deferred tax asset balances and deferred income tax expense.

Recently Issued Accounting Pronouncements

See Exhibit 99.3 for additional information set forth in Note 1, Organization and Significant Accounting Policies – Recent Accounting Pronouncements, to our unaudited condensed consolidated financial statements for the three months ended and the nine months ended September 30, 2020.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Risk

Our exposure to foreign currency exchange rate fluctuations is primarily the result of foreign subsidiaries primarily domiciled in Europe and Canada. We use financial derivative instruments to hedge foreign currency exchange rate risks associated with our Canadian subsidiary.

The assets and liabilities of our international subsidiaries, whose functional currencies are primarily the Canadian dollar, British pound and Euros, respectively, are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at the average exchange rates prevailing during the period. The cumulative translation effects for subsidiaries using a functional currency other than the U.S. dollar are included in accumulated other comprehensive loss as a separate component of stockholder’s equity. We estimate that had the exchange rate in each country unfavorably changed by ten percent relative to the U.S. dollar, our consolidated income before taxes would have decreased by approximately $2.4 million for the year ended December 31, 2019 and $1.3 million for the nine months ended September 30, 2020.

Interest Rate Risk

Prior to the transaction, interest rate exposure related primarily to the effect of interest rate changes on borrowings outstanding under our AR Facility, Revolving Credit Facility, First Lien Term Loans, and Second Lien Term Loans. We had borrowings of $120.0 million outstanding on the AR Facility at September 30, 2020, which was subject to a weighted average interest rate of 5.0% for the nine months ended September 30, 2020. We had no borrowings outstanding at September 30, 2020 under our Revolving Credit Facility, which was subject to a weighted average interest rate of 4.1% for the nine months ended September 30, 2020. We had borrowings of $3.2 billion outstanding on the First Lien Term Loans and Second Lien Term Loans at September 30, 2020 under the Credit Facilities, which were subject to a weighted average interest rate of 5.4% for the nine months ended September 30, 2020.

Subsequent to September 30, 2020, interest rate exposure relates primarily to the effect of interest rate changes on borrowings outstanding under our New Term Loan Facility, New Revolving Credit Facility and Notes. At Close, we drew borrowings of $100.0 million outstanding on the New Revolving Credit Facility, which was subject to an assumed interest rate of 2.75%. Additionally, we borrowed $1.325 billion outstanding on the New Term Loan Facility, which are subject to an assumed interest rate of 6.0% and $775 million in Notes, which are subject to a fixed interest rate of 6.5%.

We manage our interest rate risk through the use of derivative financial instruments. Specifically, we have entered into interest rate cap agreements to manage our exposure to potential interest rate increases that may result from fluctuations in LIBOR. We do not designate these derivatives as hedges for accounting purposes, and as a result, all changes in the fair value of derivatives, used to hedge interest rates, are recorded in “Interest expense, net” in our consolidated statements of comprehensive loss. As of September 30, 2020, we had interest rate cap contracts on $1.5 billion of notional value of principal from various financial institutions, with a maturity dates of January 24, 2022 to manage our exposure to interest rate movements on variable rate credit facilities when three-months LIBOR on term loans exceeds caps ranging from 3.25% to 3.50%. The aggregate fair value of our interest rate caps represented an outstanding net liability of $2.2 million as of September 30, 2020.

Holding other variables constant, an increase of 25 basis points in the weighted average interest rate on our AR Facility, Revolving Credit Facility, First Lien Term Loans and Second Lien Term Loans would have resulted in an increase of $6.3 million in interest expense in the nine months ended September 30, 2020.

Holding other variables constant, an increase of 25 basis points in the weighted average interest rate on our New Term Loan Facility and New Revolving Credit Facility would have resulted in an increase of $3.1 million in interest expense in the nine months ended September 30, 2020.

In the future, in order to manage our interest rate risk, we may refinance our existing debt, enter into additional interest rate cap agreements or modify our existing interest rate cap agreement. However, we do not intend or expect to enter into derivative or interest rate cap transactions for speculative purposes.